UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 13, 2004

LOGICVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31773	94-3166964
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Metro Drive, 3rd Floor San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(408) 453-0146

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 13, 2004, LogicVision, Inc. (“LogicVision”), a Delaware corporation, entered into an agreement (the “Agreement”) to acquire SiVerion, Inc., a privately held Delaware corporation (“SiVerion”) based in Tempe, Arizona. Under the terms of the Agreement, in exchange for all of the outstanding capital stock of SiVerion, LogicVision has agreed to pay $2 million in cash and issue 2 million shares of LogicVision Common Stock at closing, plus a contingent future payment of up to $2 million if the per share price of LogicVision Common Stock is less than $3.00 on the two-year anniversary of the closing date. Completion of this transaction is subject to customary closing conditions, including approval of SiVerion’s stockholders. The acquisition is intended to qualify as a tax-free reorganization.

The shares of LogicVision Common Stock will be issued pursuant to an exemption under the Securities Act of 1933, as amended, but LogicVision will enter into a registration rights agreement with the former stockholders of SiVerion at closing granting the stockholders certain registration rights.

Upon the closing of the acquisition, Gregg Adkin, a current director of SiVerion and a managing member of an entity that beneficially owns more than 10% of the capital stock of SiVerion, will become a director of LogicVision.

On October 14, 2004, LogicVision issued a press release announcing the Agreement. A copy of the release is filed herewith as Exhibit 99.1.

Item 3.02 Unregistered Sales of Equity Securities.

Under the terms of the Agreement described in Item 1.01 above, LogicVision will issue an aggregate of 2 million shares of Common Stock to the former stockholders of SiVerion at closing. These shares will be issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended, or Regulation D promulgated thereunder.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
99.1	Press Release dated October 14, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2004.

LOGICVISION, INC.

By	/s/ Bruce M Jaffe
Bruce M. Jaffe
Vice President, Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release dated October 14, 2004.